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Exhibit 99.2

Invitrogen Prices $500 Million Offering of Convertible Subordinated Notes due 2006

SAN DIEGO, CA, December 5, 2001—Invitrogen Corporation (NASDAQ: IVGN) today announced that it has increased its previously announced private offering of Convertible Subordinated Notes due 2006 from $400 million to $500 million (plus an additional amount of up to $100 million at the option of the initial purchasers) and that it has priced the Convertible Note offering.

The Convertible Notes may be converted at any time into shares of Invitrogen's common stock at a price of $86.10 per share. The Convertible Notes will accrue interest at an annual rate of 2.25% that will be payable semiannually. The Convertible Notes will mature in 5 years and will be callable after December 20, 2005.

Invitrogen has granted the initial purchasers an option to purchase up to an additional $100 million in principal amount of Convertible Notes to cover over-allotments, if any, within 30 days of the initial Convertible Note offering. The transaction is expected to close on December 11, 2001, and is subject to the customary closing conditions. Invitrogen expects to use the net proceeds from the Convertible Note offering for general corporate purposes, including research and development activities and working capital, investments in infrastructure and potential acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The offering is being made only to qualified institutional buyers in accordance with Rule 144A of the Securities Act of 1933. Neither the Convertible Notes nor the common stock issuable upon conversion of the notes has been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the Convertible Notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Invitrogen

Invitrogen Corporation develops, manufactures and markets research tools in kit form and provides other research products and services to biotechnology and biopharmaceutical researchers and companies worldwide. The Company manufactures and markets thousands of products and services that simplify and improve gene cloning, gene expression, and gene analysis techniques for corporate, academic and government entities. The Company also engages in technology licensing, research services, large-scale production, and life science technical expertise and support. Founded in 1987, Invitrogen is headquartered in San Diego, California and has operations in more than 20 countries and distributor relationships in 40 more. The Company employs approximately 2,800 people worldwide.

For more information about Invitrogen Corporation, please visit www.invitrogen.com.

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  Exhibit 99.2